Exhibit 99.2

COLUMBIA EQUITY TRUST, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Period July 5, 2005 to September 30, 2005

				Pro Forma
	Historical			Condensed
	Columbia Equity			Consolidated
	Trust, Inc.			Statement of
	For the Period	Effect of		Operations
	July 5, 2005 to	Acquisition of		Reflecting
	September 30, 2005	Park Plaza		Acquisition
Revenues
Rental and tenant reimbursement	$3,036,540	$915,000	(1)	$3,951,540
Fee income	239,376	—		239,376

Total revenues	3,275,916	915,000		4,190,916

Operating expenses
Operating and other	874,260	273,000		1,147,260
General and administrative	2,610,216	1,000		2,611,216
Depreciation and amortization	1,770,527	488,000	(2)	2,258,527

Total operating expenses	5,255,003	762,000		6,017,003

Income (loss) from operations	(1,979,087)	153,000		(1,826,087)
Other income (expense)
Interest income	442,491	—		442,491
Interest expense	(229,150)	—	(4)	(229,150)
Equity in net loss of
real estate entities	(68,669)	—		(68,669)
Minority interest	131,486	(11,000)	(3)	120,486

Net income (loss)	$(1,702,929)	$142,000		$(1,560,929)

Net loss per common share — Basic and diluted	$(0.12)			$(0.11)

Weighted average shares of common
stock outstanding — Basic and diluted	13,679,243			13,679,243

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Basis of Presentation

The unaudited Pro Forma Condensed Consolidated Statement of Operations of Columbia Equity Trust, Inc. (the “Company”) for the period July 5, 2005 to September 30, 2005 reflects the acquisition of the property known as Park Plaza II (“Park Plaza”) as if the purchase had occurred on July 5, 2005. The condensed consolidated statement of operations of the Company for the period July 5, 2005 to September 30, 2005, prior to the acquisition of Park Plaza, has been derived from the unaudited consolidated statement of operations included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2005, as filed on November 14, 2005. Pro forma results of operations information has not been provided for periods prior to July 5, 2005 because the Company had no material operations prior to July 5, 2005 and was essentially a shell entity with no prior operating history.

Notes and Management Assumptions

1.	Includes amortization of the intangible asset relating to above and below market leases over the remaining life of the respective leases.

2.	Reflects depreciation expense over 40 years based on the acquisition cost allocated to the building and improvements and amortization of the values allocated to acquired tenant improvements and the acquired in-place leases and acquired tenant relationships over the remaining respective lease terms.

3.	Reflects allocation of operating results to minority holders of units of the operating partnership.

4.	No effect has been given to interest expense because no additional debt was incurred.